Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES DIVIDEND

EL DORADO, Arkansas, August 3, 2016 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) today declared a quarterly cash dividend on the Common Stock of Murphy Oil Corporation of $0.25 per share, or $1.00 per share on an annualized basis. This represents approximately a 29 percent reduction from the previous quarterly level of $0.35 per share. The dividend is payable September 1, 2016 to holders of record August 15, 2016.

“The decision to reduce the dividend was a difficult but prudent one based on the lack of a sustained recovery in commodity prices,” stated Roger W. Jenkins, President and Chief Executive Officer. “The dividend has been, and will continue to be, a top priority as it is an essential piece of our total shareholder return value proposition. This reset better aligns our dividend with our financial metrics and recognizes the high quality investment options within our portfolio.”

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The Company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the Company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

Our future expectations regarding the payment of dividends constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a deterioration in the business or prospects of Murphy, adverse developments in Murphy business’ markets, adverse developments in the U.S. or global capital markets, credit markets or economies in general. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2015 Annual Report on Form 10-K, on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Nancy Perkins, nancy_perkins@murphyoilcorp.com, 281-675-9252

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324